UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): December 23, 2009

CASCADE BANCORP
(Exact name of registrant as specified in its charter)

Oregon	0-23322	93-1034484
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 NW Wall Street
Bend, Oregon 97701
(Address of principal executive offices (Zip Code)

(541) 385-6205
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2009, Cascade Bancorp (NASDAQ: CACB) (the “Company”) received a notice letter from The NASDAQ Stock Market regarding its non-compliance with Rule 5550(a)(2) of the NASDAQ Marketplace Rules with respect to the minimum bid price requirement of $1.00 per share. The Company’s common stock has failed to meet the $1.00 minimum bid price for 30 consecutive business days.

The notice letter has no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market. In accordance with Rule 5810(b) of the NASDAQ Marketplace Rules, the Company has a 180 calendar day grace period, or until June 15, 2010, to comply with the minimum bid price requirement. To regain compliance, the bid price must meet or exceed $1.00 per share for at least ten consecutive business days prior to June 15, 2010. The Company will continue to evaluate its options with respect to meeting this listing qualification within the time period required.

If the Company does not regain compliance with the minimum bid price rule by June 15, 2010, NASDAQ will again provide written notification that the Company's securities are subject to potential delisting.  At that time, the Company may appeal the delisting determination to a NASDAQ listing qualifications hearings panel.  A copy of the press release announcing the notice letter is attached hereto as Exhibit 99.1.

Item 8.01   Other Events

On December 23, 2009, the Company issued a press release announcing that it had terminated its common stock offering. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits

99.1	Press Release dated December 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CASCADE BANCORP

Date: December 23, 2009	By:	/s/ Patricia L. Moss
Patricia L. Moss
Chief Executive Officer